Exhibit 99.1

Contact:
invest@albemarle.com	1.980.308.6194

Albemarle Reports Third Quarter 2025 Results

CHARLOTTE, N.C. – November 5, 2025 - Albemarle Corporation (NYSE: ALB), a global leader in providing essential elements for mobility, energy, connectivity and health, today announced its results for the third quarter ended September 30, 2025.

Third Quarter 2025 and Recent Highlights
(Unless otherwise stated, all percentage changes represent year-over-year comparisons)
•Net sales of $1.3 billion, including volume growth in Energy Storage (+8%) and Ketjen (+8%).
•Net loss of ($161) million, or ($1.72) per diluted share attributable to common shareholders; Adjusted loss of ($0.19) per diluted share attributable to common shareholders excludes a non-cash goodwill impairment charge associated with Ketjen.
•Adjusted EBITDA of $226 million; up 7% due to improved fixed cost absorption and on-going cost savings.
•On track to achieve full-year run-rate cost and productivity improvements of approximately $450 million, surpassing initial $300 to $400 million target.
•Third quarter cash from operations of $356 million was up 57%, or $128 million; year-to-date cash from operations of $894 million was also up 29%, or $202 million, due to cost and productivity improvements, cash management actions and a customer prepayment received in January.
•Reducing full-year 2025 capital expenditures outlook to approximately $600 million.
•Expect to achieve positive free cash flow(a) of $300 to $400 million for the full year 2025.
•Enhancing full-year outlook considerations; enterprise results are expected to be towards the higher end of the previously published $9/kg scenario ranges given year-to-date financial performance and lithium market pricing and better-than-expected Energy Storage volumes.
•On October 27, announced agreements to sell stakes in Ketjen and the Eurecat joint venture for combined pre-tax proceeds of approximately $660 million.

“Our team delivered strong third quarter results, with adjusted EBITDA up year-over-year despite lower lithium prices, demonstrating the strength of our business and disciplined execution,” said Kent Masters, Chairman and CEO. “Our successful implementation of cost and productivity improvements and reduced capital expenditures coupled with our recent portfolio management actions underscore our commitment to long-term value and enhanced financial flexibility. We remain confident in our full-year outlook and ability to navigate dynamic markets.”

Third Quarter 2025 Results

In millions, except per share amounts	Q3 2025	Q3 2024	$ Change	% Change
Net sales	$1,307.8	$1,354.7	$(46.9)	(3.5)%
Net loss attributable to Albemarle Corporation	$(160.7)	$(1,069.0)	$908.3	85.0%
Adjusted EBITDA(b)	$225.6	$211.5	$14.1	6.7%
Diluted loss per share attributable to common shareholders	$(1.72)	$(9.45)	$7.73	81.8%
Non-recurring and other unusual items(b)	1.53	7.90
Adjusted diluted loss per share attributable to common shareholders(b)(c)	$(0.19)	$(1.55)	$1.36	87.7%
(a)    A non-GAAP measure defined as operating cash flow minus capital expenditures. The company does not provide a reconciliation of forward-looking non-GAAP financial measures to the most directly comparable financial measures calculated and reported in accordance with GAAP, as the company is unable to estimate non-recurring or unusual items or their probable significance without unreasonable effort. See “Additional Information Regarding Non-GAAP Measures” for more information.
(b)    See Non-GAAP Reconciliations for further details.
(c)    Totals may not add due to rounding.

Net sales for the third quarter of 2025 were $1.3 billion compared to $1.4 billion for the prior-year quarter, a decline of 3% driven primarily by lower pricing in Energy Storage, offset by higher volumes in Energy Storage and Ketjen. Adjusted EBITDA of $226 million increased by $14 million from the prior-year quarter as lower input costs and on-going cost reduction efforts offset reduced lithium pricing. Net loss attributable to Albemarle of ($161) million decreased year-over-year by $908 million, due primarily to restructuring charges recorded in the prior-year period.

The effective income tax rate for the third quarter of 2025 was 12.8% compared to (9.4)% in the same period of 2024. On an adjusted basis, the effective income tax rates were 50.9% and (12.9)% for the third quarters of 2025 and 2024, respectively, with the change primarily due to geographic income mix and the impact of tax valuation allowances in Australia and China.

Energy Storage Results

In millions	Q3 2025	Q3 2024	$ Change	% Change
Net Sales	$708.8	$767.3	$(58.5)	(7.6)%
Adjusted EBITDA	$124.1	$142.9	$(18.8)	(13.2)%

Energy Storage net sales for the third quarter of 2025 were $709 million, a decrease of $59 million, or 8%, due to lower pricing (-16%). Volumes were up 8% due to higher spodumene sales, record production from our integrated conversion facilities and inventory reductions. Adjusted EBITDA of $124 million decreased $19 million, as lower input costs and on-going cost reduction efforts mostly offset lower lithium pricing.

Specialties Results

In millions	Q3 2025	Q3 2024	$ Change	% Change
Net Sales	$345.0	$342.4	$2.6	0.8%
Adjusted EBITDA	$75.5	$56.3	$19.3	34.2%

Specialties net sales for the third quarter of 2025 were $345 million, an increase of $3 million, or 1%, as foreign exchange benefits offset slightly lower volumes (-1%) due to strength in demand for flame retardants in electrical and electronics applications offset by weakness in automotive end-markets. Adjusted EBITDA of $76 million increased $19 million versus the prior-year quarter due to decreased manufacturing costs related to productivity initiatives.

Ketjen Results

In millions	Q3 2025	Q3 2024	$ Change	% Change
Net Sales	$254.1	$245.0	$9.1	3.7%
Adjusted EBITDA	$33.6	$35.5	$(1.9)	(5.4)%

Ketjen net sales for the third quarter of 2025 were $254 million, up 4% compared to the prior-year quarter as higher volumes (+8%) were partially offset by lower prices (-5%). Adjusted EBITDA of $34 million decreased $2 million, driven by lower prices and higher input costs partially offset by higher volumes and favorable clean fuels technology joint venture equity earnings.

2025 Outlook Considerations

Total Corporate Outlook Considerations
Albemarle is enhancing its prior full-year outlook considerations for the enterprise and Energy Storage, which are based on observed lithium market price scenarios. Full-year 2025 results are expected to be towards the higher end of the previously published $9/kg scenario ranges given year-to-date financial performance and lithium market pricing and better-than-expected Energy Storage volumes. Ketjen and Specialties outlook considerations are unchanged.

The table below reflects expected outcomes for the total company based on recently observed lithium market price scenarios, and are unchanged from the prior quarter. Ranges are based on variation in sales volume and mix, including a projected increase in Energy Storage sales volumes of 0% to 10% in 2025 compared to 2024. All three scenarios assume flat market pricing flowing through Energy Storage’s current contract book. Scenarios also assume spodumene pricing averages 10% of the lithium carbonate equivalent (LCE) price, while other costs are assumed to be constant.

Total Corporate FY 2025E Including Energy Storage Scenarios
Observed market price case(a)	H1 2025 average	H1 2024 range	Q4 2023 average
Average lithium market price ($/kg LCE)(a)	~$9	$12-15	~$20
Net sales	$4.9 - $5.2 billion	$5.3 - $6.1 billion	$6.5 - $7.0 billion
Adjusted EBITDA(b)	$0.8 - $1.0 billion	$1.2 - $1.8 billion	$2.5 - $2.7 billion

(a)    Price represents blend of relevant market pricing including spot and regional indices for the periods referenced.
(b)    The company does not provide a reconciliation of forward-looking non-GAAP financial measures to the most directly comparable financial measures calculated and reported in accordance with GAAP, as the company is unable to estimate significant non-recurring or unusual items without unreasonable effort. See “Additional Information Regarding Non-GAAP Measures” for more information.

Energy Storage Market Price Scenarios

Energy Storage FY 2025E
Observed market price case(a)	H1 2025 average	H1 2024 range	Q4 2023 average
Average lithium market price ($/kg LCE)(a)	~$9	$12-15	~$20
Net sales	$2.5 - $2.6 billion	$2.9 - $3.5 billion	$4.2 - $4.5 billion
Adjusted EBITDA	$0.6 - $0.7 billion	$1.0 - $1.5 billion	$2.2 - $2.4 billion
Equity in net income of unconsolidated investments (net of tax)(b)	$0.2 - $0.3 billion	$0.3 - $0.5 billion	$0.6 - $0.7 billion

(a)    Price represents blend of relevant market pricing including spot and regional indices for the periods referenced.
(b)    Included in adjusted EBITDA on a pre-tax basis.

Specialties and Ketjen Outlook Considerations
Specialties outlook reflects volume growth in key end markets led by pharma, automotive and oilfield, partially offset by weakness in building and construction.

Ketjen outlook assumes strong fluidized catalytic cracking (FCC) volume offset by lower clean fuel technologies (CFT) volume due to order timing.

Segment FY 2025E
Specialties net sales	$1.3 - $1.5 billion
Specialties adjusted EBITDA	$210 - $280 million
Ketjen net sales	$1.0 - $1.1 billion
Ketjen adjusted EBITDA	$120 - $150 million

Other Corporate Outlook Considerations
Albemarle expects its 2025 capital expenditures to be approximately $600 million, down 65% from $1.7 billion in 2024. This level of spending reflects in part a timing impact and a continued prioritization on sustaining existing assets and resources. Reduced corporate costs reflect cost savings and foreign exchange gains to date.

Other Corporate FY 2025E
Capital expenditures	~$600 million
Depreciation and amortization	$630 - $670 million
Adjusted effective tax rate(a)	(40)% - 25%
Corporate costs(b)	$10 - $30 million
Interest and financing expenses	$180 - $210 million
Weighted-average common shares outstanding (diluted)	118 million
(a)    Adjusted effective tax rate dependent on lithium market prices and geographic income mix
(b)    FY 2025E outlook includes FX impact in the first nine months of 2025

Cash Flow and Capital Deployment
Cash from operations of $894 million in the first nine months of 2025 increased $202 million compared to the prior-year period due to cost and productivity improvements, cash management actions and a customer prepayment received in January. We now expect to achieve positive free cash flow of approximately $300 to $400 million for the full year 2025 given year-to-date financial performance and lithium market pricing and better-than-expected Energy Storage volumes. Capital expenditures of $434 million in the first nine months of 2025 decreased by $903 million versus the prior-year period, reflecting the impact of decisions that stopped or slowed spending and the completion of capacity expansions in Energy Storage and Specialties. We are reducing our full-year 2025 capital expenditures outlook to approximately $600 million.

Balance Sheet and Liquidity
As of September 30, 2025, Albemarle had estimated liquidity of approximately $3.5 billion, including $1.9 billion of cash and cash equivalents, $1.5 billion available under our revolver and $107 million available under other credit lines. Total debt was $3.6 billion, representing a net debt to adjusted EBITDA ratio (as defined in our credit agreement) of approximately 2.1 times. In the fourth quarter of 2025 our 1.125% Euro notes due November 2025 will mature, and we intend to repay those notes with cash on hand.

Earnings Call

Date:	Thurs., November 6, 2025
Time:	8:00 AM Eastern time
Dial-in (U.S.):	1-800-590-8290
Dial-in (International):	1-240-690-8800
Conference ID:	ALBQ3

The company’s earnings presentation and supporting material are available on Albemarle’s website at https://investors.albemarle.com.

About Albemarle
Albemarle Corporation (NYSE: ALB) leads the world in transforming essential resources into critical ingredients for mobility, energy, connectivity and health. We partner to pioneer new ways to move, power, connect and protect with people and planet in mind. A reliable and high-quality global supply of lithium and bromine allows us to deliver advanced solutions for our customers. Learn more about how the people of Albemarle are enabling a more resilient world at Albemarle.com, LinkedIn and X.

Albemarle regularly posts information to Albemarle.com, including notification of events, news, financial performance, investor presentations and webcasts, non-GAAP reconciliations, U.S. Securities and Exchange Commission filings and other information regarding the company, its businesses and the markets it serves.

Forward-Looking Statements
This press release contains statements concerning our expectations, anticipations and beliefs regarding the future, which constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, which are based on assumptions that we have made as of the date hereof and are subject to known and unknown risks and uncertainties, often contain words such as “anticipate,” “believe,” “estimate,” “expect,” “guidance,” “intend,” “may,” “outlook,” “scenario,” “should,” “would,” and “will”. Forward-looking statements may include statements regarding: our 2025 company and segment outlooks, including expected market pricing of lithium and spodumene and other underlying assumptions and outlook considerations; planned sale of a controlling stake in Ketjen and the amount of the proceeds for the controlling stake in Ketjen and our interest in the Eurecat JV; timing for completion of both transactions, including obtaining regulatory approvals and meeting other closing conditions; expectations regarding use of proceeds from the both transactions; expected capital expenditure amounts and the corresponding impact on cash flow; expected impact of tariffs and other trade restrictions; market pricing of lithium carbonate equivalent and spodumene; plans and expectations regarding other projects and activities, cost reductions and accounting charges, and all other information relating to matters that are not historical facts. Factors that could cause Albemarle’s actual results to differ materially from the outlook expressed or implied in any forward-looking statement include: changes in economic and business conditions; changes in trade policies and tariffs; financial and operating performance of customers; timing and magnitude of customer orders; fluctuations in lithium market prices; production volume shortfalls; increased competition; changes in product demand; availability and cost of raw materials and energy; technological change and development; fluctuations in foreign currencies; changes in laws and government regulation; regulatory actions, proceedings, claims or litigation; cyber-security breaches, terrorist attacks, industrial accidents or natural disasters; geopolitical conflicts and political unrest; trade policies and tariffs; changes in inflation or interest rates; volatility in the debt and equity markets; acquisition and divestiture transactions; timing and success of projects; performance of Albemarle’s partners in joint ventures and other projects; changes in credit ratings; and the other factors detailed from time to time in the reports Albemarle files with the SEC, including those described under “Risk Factors” in Albemarle’s most recent Annual Report on Form 10-K and any subsequently filed Quarterly Reports on Form 10-Q, which are filed with the SEC and available on the investor section of Albemarle’s website (investors.albemarle.com) and on the SEC’s website at www.sec.gov. These forward-looking statements speak only as of the date of this press release. Albemarle assumes no obligation to provide any revisions to any forward-looking statements should circumstances change, except as otherwise required by securities and other applicable laws.

Albemarle Corporation and Subsidiaries
Consolidated Statements of Loss
(In Thousands Except Per Share Amounts) (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2025	2024	2025	2024
Net sales	$1,307,829	$1,354,692	$3,714,702	$4,145,813
Cost of goods sold	1,190,219	1,458,726	3,243,917	4,221,487
Gross profit (loss)	117,610	(104,034)	470,785	(75,674)
Selling, general and administrative expenses	138,577	154,253	394,536	482,052
Goodwill impairment charges	181,070	—	181,070	—
Restructuring charges and asset write-offs	2,275	828,146	5,660	1,156,522
Research and development expenses	12,674	22,397	39,217	66,699
Operating loss	(216,986)	(1,108,830)	(149,698)	(1,780,947)
Interest and financing expenses	(50,959)	(47,760)	(149,875)	(120,916)
Other income (expenses), net	28,799	(22,256)	32,490	61,311
Loss before income taxes and equity in net income of unconsolidated investments	(239,146)	(1,178,846)	(267,083)	(1,840,552)
Income tax (benefit) expense	(30,565)	110,853	(449)	76,472
Loss before equity in net income of unconsolidated investments	(208,581)	(1,289,699)	(266,634)	(1,917,024)
Equity in net income of unconsolidated investments (net of tax)	60,640	229,058	203,184	696,436
Net loss	(147,941)	(1,060,641)	(63,450)	(1,220,588)
Net income attributable to noncontrolling interests	(12,753)	(8,351)	(32,999)	(34,154)
Net loss attributable to Albemarle Corporation	(160,694)	(1,068,992)	(96,449)	(1,254,742)
Mandatory convertible preferred stock dividends	(41,688)	(41,687)	(125,063)	(94,959)
Net loss attributable to Albemarle Corporation common shareholders	$(202,382)	$(1,110,679)	$(221,512)	$(1,349,701)
Basic loss per share attributable to common shareholders	$(1.72)	$(9.45)	$(1.88)	$(11.49)
Diluted loss per share attributable to common shareholders	$(1.72)	$(9.45)	$(1.88)	$(11.49)

Weighted-average common shares outstanding – basic	117,685	117,535	117,651	117,505
Weighted-average common shares outstanding – diluted	117,685	117,535	117,651	117,505

Albemarle Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
(In Thousands) (Unaudited)

	September 30,	December 31,
	2025	2024
ASSETS
Current assets:
Cash and cash equivalents	$1,931,758	$1,192,230
Trade accounts receivable	733,477	742,201
Other accounts receivable	107,701	238,384
Inventories	1,532,622	1,502,531
Other current assets	249,347	166,916
Total current assets	4,554,905	3,842,262
Property, plant and equipment	12,902,998	12,523,368
Less accumulated depreciation and amortization	3,680,755	3,191,898
Net property, plant and equipment	9,222,243	9,331,470
Investments	914,040	1,117,739
Other assets	736,279	504,711
Goodwill	1,490,869	1,582,714
Other intangibles, net of amortization	229,949	230,753
Total assets	$17,148,285	$16,609,649
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable to third parties	$780,377	$793,455
Accounts payable to related parties	122,794	150,432
Accrued expenses	500,940	467,997
Current portion of long-term debt	445,384	398,023
Dividends payable	61,339	61,282
Income taxes payable	93,120	95,275
Total current liabilities	2,003,954	1,966,464
Long-term debt	3,181,009	3,118,142
Postretirement benefits	31,915	31,930
Pension benefits	118,004	116,192
Other noncurrent liabilities	1,137,211	819,204
Deferred income taxes	407,134	358,029
Commitments and contingencies
Equity:
Albemarle Corporation shareholders’ equity:
Common stock	1,177	1,176
Mandatory convertible preferred stock	2,235,105	2,235,105
Additional paid-in capital	3,011,210	2,985,606
Accumulated other comprehensive loss	(368,592)	(742,062)
Retained earnings	5,117,213	5,481,692
Total Albemarle Corporation shareholders’ equity	9,996,113	9,961,517
Noncontrolling interests	272,945	238,171
Total equity	10,269,058	10,199,688
Total liabilities and equity	$17,148,285	$16,609,649

Albemarle Corporation and Subsidiaries
Selected Consolidated Cash Flow Data
(In Thousands) (Unaudited)

	Nine Months Ended September 30,
	2025	2024
Cash and cash equivalents at beginning of year	$1,192,230	$889,900
Cash flows from operating activities:
Net loss	(63,450)	(1,220,588)
Adjustments to reconcile net loss to cash flows from operating activities:
Depreciation and amortization	494,968	425,532
Non-cash goodwill impairment charges	181,070	—
Non-cash restructuring and asset write-offs	—	1,075,888
Stock-based compensation and other	28,048	24,443
Equity in net income of unconsolidated investments (net of tax)	(203,184)	(696,436)
Dividends received from unconsolidated investments and nonmarketable securities	89,048	348,358
Pension and postretirement expense	5,361	3,806
Pension and postretirement contributions	(15,849)	(13,339)
Realized loss on investments in marketable securities	—	33,746
Unrealized (gain) loss on investments in marketable securities	(4,955)	26,982
Deferred income taxes	10,316	(112,777)
Working capital changes	46,478	830,851
Noncurrent liability changes and other, net	325,931	(34,211)
Net cash provided by operating activities	893,782	692,255
Cash flows from investing activities:
Capital expenditures	(434,416)	(1,337,719)
Proceeds from sale of property and equipment	25,651	—
Proceeds from sale of available for sale debt securities	288,000	—
Proceeds (payments) from settlement of foreign currency forward contracts, net	144,540	(1,956)
Sales of marketable securities, net	7,038	83,651
Investments in equity investments and nonmarketable securities	(180)	(217)
Net cash provided by (used in) investing activities	30,633	(1,256,241)
Cash flows from financing activities:
Proceeds from issuance of mandatory convertible preferred stock	—	2,236,750
Repayments of long-term debt and credit agreements	(47,947)	(84,403)
Proceeds from borrowings of long-term debt and credit agreements	38,332	84,403
Other debt repayments, net	(3,694)	(629,434)
Dividends paid to common shareholders	(142,899)	(140,929)
Dividends paid to mandatory convertible preferred shareholders	(125,063)	(81,059)
Dividends paid to noncontrolling interests	(18,169)	(37,176)
Proceeds from exercise of stock options	1,494	114
Withholding taxes paid on stock-based compensation award distributions	(3,170)	(10,892)
Other	(55)	(2,758)
Net cash (used in) provided by financing activities	(301,171)	1,334,616
Net effect of foreign exchange on cash and cash equivalents	116,284	3,989
Increase in cash and cash equivalents	739,528	774,619
Cash and cash equivalents at end of period	$1,931,758	$1,664,519

Albemarle Corporation and Subsidiaries
Consolidated Summary of Segment Results
(In Thousands) (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2025	2024	2025	2024
Net sales:
Energy Storage	$708,755	$767,291	$1,950,976	$2,398,299
Specialties	344,960	342,376	1,017,534	993,041
Ketjen	254,114	245,025	746,192	754,473
Total net sales	$1,307,829	$1,354,692	$3,714,702	$4,145,813

Adjusted EBITDA:
Energy Storage	$124,077	$142,887	$530,157	$623,862
Specialties	75,544	56,273	207,187	155,629
Ketjen	33,566	35,473	100,721	95,288
Total segment adjusted EBITDA	233,187	234,633	838,065	874,779
Corporate	(7,557)	(23,135)	(8,816)	14,315
Total adjusted EBITDA	$225,630	$211,498	$829,249	$889,094

See accompanying non-GAAP reconciliations below.

Additional Information Regarding Non-GAAP Measures

It should be noted that adjusted net income (loss) attributable to Albemarle Corporation, adjusted net loss attributable to Albemarle Corporation common shareholders, adjusted diluted loss per share attributable to common shareholders, non-operating pension and other post-employment benefit (“OPEB”) items per diluted share, non-recurring and other unusual items per diluted share, adjusted effective income tax rates, EBITDA, adjusted EBITDA (on a consolidated basis), EBITDA margin and adjusted EBITDA margin, operating cash flow conversion, and free cash flow are financial measures that are not required by, or presented in accordance with, accounting principles generally accepted in the United States, or GAAP. These non-GAAP measures should not be considered as alternatives to Net loss attributable to Albemarle Corporation (“earnings”) or other comparable measures calculated and reported in accordance with GAAP. These measures are presented here to provide additional useful measurements to review the company’s operations, provide transparency to investors and enable period-to-period comparability of financial performance. The company’s chief operating decision maker uses these measures to assess the ongoing performance of the company and its segments, as well as for business and enterprise planning purposes.

A description of other non-GAAP financial measures that Albemarle uses to evaluate its operations and financial performance, and reconciliation of these non-GAAP financial measures to the most directly comparable financial measures calculated and reported in accordance with GAAP can be found on the following pages of this press release, which is also is available on Albemarle’s website at https://investors.albemarle.com. The company does not provide a reconciliation of forward-looking non-GAAP financial measures to the most directly comparable financial measures calculated and reported in accordance with GAAP, as the company is unable to estimate significant non-recurring or unusual items without unreasonable effort. The amounts and timing of these items are uncertain and could be material to the company's results calculated in accordance with GAAP.

ALBEMARLE CORPORATION AND SUBSIDIARIES
Non-GAAP Reconciliations
(Unaudited)
See below for a reconciliation of adjusted net income (loss) attributable to Albemarle Corporation, adjusted net loss attributable to Albemarle Corporation common shareholders, EBITDA and adjusted EBITDA (on a consolidated basis), which are non-GAAP financial measures, to Net loss attributable to Albemarle Corporation, the most directly comparable financial measure calculated and reported in accordance with GAAP. Adjusted net income (loss) attributable to Albemarle Corporation is defined as net loss attributable to Albemarle Corporation before the non-recurring, other unusual and non-operating pension and other post-employment benefit (OPEB) items as listed below. The non-recurring and unusual items may include acquisition and integration related costs, gains or losses on sales of businesses, restructuring charges, facility divestiture charges, certain litigation and arbitration costs and charges, and other significant non-recurring items. Adjusted net loss attributable to Albemarle Corporation common stockholders is defined as adjusted net income (loss) attributable to Albemarle Corporation after mandatory convertible preferred stock dividends. EBITDA is defined as net loss attributable to Albemarle Corporation before interest and financing expenses, income tax expense, and depreciation and amortization. Adjusted EBITDA is defined as EBITDA plus or minus the proportionate share of Windfield Holdings income tax expense, non-recurring, other unusual and non-operating pension and OPEB items as listed below.

	Three Months Ended				Nine Months Ended
	September 30,				September 30,
	2025		2024		2025		2024
In thousands, except percentages and per share amounts	$	% of net sales	$	% of net sales	$	% of net sales	$	% of net sales
Net loss attributable to Albemarle Corporation	($160,694)		$(1,068,992)		($96,449)		$(1,254,742)
Add back:
Non-operating pension and OPEB items (net of tax)	189		(344)		483		(1,031)
Non-recurring and other unusual items (net of tax)	180,025		928,771		190,533		1,203,313
Adjusted net income (loss) attributable to Albemarle Corporation	19,520		(140,565)		94,567		(52,460)
Mandatory convertible preferred stock dividends	(41,688)		(41,687)		(125,063)		(94,959)
Adjusted net loss attributable to Albemarle Corporation common shareholders	($22,168)		$(182,252)		$(30,496)		$(147,419)

Adjusted diluted loss per share attributable to common shareholders	$(0.19)		$(1.55)		$(0.26)		$(1.25)

Adjusted weighted-average common shares outstanding – diluted	117,685		117,535		117,651		117,505

Net loss attributable to Albemarle Corporation	($160,694)	(12.3)%	$(1,068,992)	(78.9)%	($96,449)	(2.6)%	$(1,254,742)	(30.3)%
Add back:
Interest and financing expenses	50,959	3.9%	47,760	3.5%	149,875	4.0%	120,916	2.9%
Income tax (benefit) expense	(30,565)	(2.3)%	110,853	8.2%	(449)	—%	76,472	1.8%
Depreciation and amortization	164,483	12.6%	163,502	12.1%	494,968	13.3%	425,532	10.3%
EBITDA	24,183	1.8%	(746,877)	(55.1)%	547,945	14.8%	(631,822)	(15.2)%
Proportionate share of Windfield income tax expense	20,023	1.5%	99,523	7.3%	78,499	2.1%	292,992	7.1%
Non-operating pension and OPEB items	367	—%	(331)	—%	978	—%	(993)	—%
Non-recurring and other unusual items	181,057	13.8%	859,183	63.4%	201,827	5.4%	1,228,917	29.6%
Adjusted EBITDA	$225,630	17.3%	$211,498	15.6%	$829,249	22.3%	$889,094	21.4%

Net sales	$1,307,829		$1,354,692		$3,714,702		$4,145,813

Non-operating pension and OPEB items, consisting of mark-to-market actuarial gains/losses, settlements/curtailments, interest cost and expected return on assets, are not allocated to Albemarle’s operating segments and are included in the Corporate category. In addition, the company believes that these components of pension cost are mainly driven by market performance, and the company manages these separately from the operational performance of the company’s businesses. In accordance with GAAP, these non-operating pension and OPEB items are included in Other income (expenses), net. Non-operating pension and OPEB items were as follows (in thousands):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2025	2024	2025	2024
Interest cost	$8,976	$8,523	$26,710	$25,529
Expected return on assets	(8,609)	(8,854)	(25,732)	(26,522)
Total	$367	$(331)	$978	$(993)

In addition to the non-operating pension and OPEB items disclosed above, the company has identified certain other items and excluded them from Albemarle’s adjusted net (loss) income calculation for the periods presented. A listing of these items, as well as a detailed description of each follows below (per diluted share):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2025	2024	2025	2024
Restructuring charges and asset write-offs(1)	$0.02	$7.91	$0.03	$9.99
Goodwill impairment charges(2)	1.49	—	1.49	—
Acquisition and integration related costs(3)	0.01	—	0.03	0.03
(Gain) loss in fair value of public equity securities(4)	(0.05)	0.03	(0.02)	0.50
Other(5)	0.03	(0.04)	0.07	(0.23)
Tax related items(6)	0.03	—	0.02	(0.05)
Total non-recurring and other unusual items	$1.53	$7.90	$1.62	$10.24

(1)The Company took several actions during 2024 as part of a broader effort that are focused on preserving its world-class resource advantages, optimizing its global conversion network, improving the Company’s cost competitiveness and efficiency, reducing capital intensity and enhancing the Company’s financial flexibility. Those actions included stopping construction of Kemerton Trains 3 and 4, as well as certain other capital projects, placing Kemerton Train 2 in care and maintenance and transitioning the Company’s operating structure to a fully integrated functional model (excluding Ketjen). Additionally, as part of this restructuring plan, we placed the Chengdu, China conversion plant into care and maintenance during the first half of 2025. As a result, the Company recorded restructuring and asset write-off charges of $2.3 million and $5.7 million in Restructuring charges and asset write-offs for the three and nine months ended September 30, 2025, respectively, and a loss of $0.1 million in Other income (expenses), net for the nine months ended September 30, 2025. Due to the impact of valuation allowances, this resulted in total after-tax gains of $2.2 million and $3.0 million, or $0.02 and $0.03 per share for the three and nine months ended September 30, 2025, respectively. During the three and nine months ended September 30, 2024, the Company recorded restructuring and asset write-off charges of $16.5 million in Cost of goods sold, $828.1 million and $1.2 billion in Restructuring charges and asset write-offs, respectively, and losses of $16.2 million and $21.5 million in Other income (expenses), net, respectively. In total, this resulted in after-tax losses of $930.0 million and $1.2 billion, or $7.91 and $9.99 per share for the three and nine months ended September 30, 2024, respectively. The tax impact includes a valuation allowance to reverse the tax benefits associated with the expenses recorded in Australia.

(2)Non-cash goodwill impairment charge of $181.1 million ($175.7 million or $1.49 per share after income tax expense) recorded during the three and nine months ended September 30, 2025 related to our Refining Solutions reporting unit within our Ketjen reportable segment.

(3)Costs related to the acquisition, integration and divestitures for various significant projects, recorded in Selling, general and administrative expenses for the three and nine months ended September 30, 2025 were $1.9 million and $5.1 million ($1.5 million and $4.0 million after income taxes, or $0.01 and $0.03 per share), respectively, and for the three and nine months ended September 30, 2024 were $0.4 million and $3.9 million ($0.4 million and $3.1 million after income taxes, or less than $0.01 and $0.03 per share), respectively.

(4)Gains of $8.0 million and $3.1 million ($6.2 million and $2.5 million after income taxes, or $0.05 and $0.02 per share) recorded in Other income (expenses), net resulting from the net change in fair value of investments in public equity securities for the three and nine months ended September 30, 2025, respectively. Losses of $5.0 million and $32.2 million recorded in Other income (expenses), net resulting from the net change in fair value of investments in public equity securities for the three and nine months ended September 30, 2024, respectively, and a loss of $33.7 million recorded in Other income (expenses), net for the nine months ended September 30, 2024 resulting from the sale of investments in public equity securities ($3.9 million and $58.9 million after income taxes, or $0.03 and $0.50 per share).

(5)Other adjustments for the three months ended September 30, 2025 included amounts recorded in:
•Selling, general and administrative expenses - $2.0 million of severance expenses not related to a restructuring plan, $1.4 million of expenses related to the redemption of preferred equity in a Grace subsidiary, $1.4 million related to the write-off of certain fixed assets and $1.3 million of expenses related to certain historical legal matters, partially offset by $1.9 million of gains from the sale of assets not part of our production operations.
•Other income (expenses), net - $0.5 million gain resulting from the adjustment of indemnification related to a previously disposed business.
After income taxes, these net losses totaled $3.0 million, or $0.03 per share.

Other adjustments for the three months ended September 30, 2024 included amounts recorded in:
•Selling, general and administrative expenses - $0.1 million of expenses related to certain historical legal matters.
•Other income (expenses), net - $9.2 million gain from PIK dividends of preferred equity in a Grace subsidiary, partially offset by $2.0 million of a loss resulting from the adjustment of indemnification related to a previously disposed business.
After income taxes, these net gains totaled $5.2 million, or $0.04 per share.

Other adjustments for the nine months ended September 30, 2025 included amounts recorded in:
•Selling, general and administrative expenses - $13.3 million of gains from the sale of assets not part of our production operations, partially offset by $3.8 million of severance expenses not related to a restructuring plan, $1.9 million of expenses related to certain historical legal matters, $1.4 million of expenses related to the redemption of preferred equity in a Grace subsidiary and $1.4 million related to the write-off of certain fixed assets.
•Other income (expenses), net - $38.0 million loss resulting from the redemption of preferred equity in a Grace subsidiary and $1.9 million of charges for asset retirement obligations at a site not part of our operations, partially offset by $19.8 million of income from PIK dividends of the preferred equity in a Grace subsidiary prior to redemption and a $2.4 million gain primarily resulting from the adjustment of indemnification related to previously disposed businesses.
After income taxes, these net losses totaled $8.4 million, or $0.07 per share.

Other adjustments for the nine months ended September 30, 2024 included amounts recorded in:
•Cost of goods sold - $1.4 million of expenses related to non-routine labor and compensation related costs that are outside normal compensation arrangements.
•Selling, general and administrative expenses - $5.3 million of expenses related to certain historical legal and environmental matters.
•Other income (expenses), net - $26.8 million gain from PIK dividends of preferred equity in a Grace subsidiary, a $17.3 million gain primarily from the sale of assets at a site not part of our operations, a $0.6 million gain from an updated cost estimate of an environmental reserve at a site not part of our operations and a $0.4 million net gain primarily resulting from the adjustment of indemnification related to previously disposed businesses, partially offset by $2.9 million of charges for asset retirement obligations at a site not part of our operations.
After income taxes, these net gains totaled $26.2 million, or $0.23 per share.

(6)Included in Income tax (benefit) expense for the three and nine months ended September 30, 2025 are discrete net tax expenses of $3.9 million, or $0.03 per share, and $1.9 million, or $0.02 per share, respectively, primarily related to the impact of foreign tax reserves, the change in the Company's assertion over book and tax basis differences of a foreign entity and changes in certain foreign tax rates.

Included in Income tax (benefit) expense for the three and nine months ended September 30, 2024 are discrete net tax benefits of $0.4 million, or less than $0.01 per share, and $6.1 million, or $0.05 per share, respectively, primarily related to the reduction in a foreign tax reserve and excess tax benefits realized from stock-based compensation arrangements.

See below for a reconciliation of the adjusted effective income tax rate, the non-GAAP financial measure, to the effective income tax rate, the most directly comparable financial measure calculated and reporting in accordance with GAAP (in thousands, except percentages).

	Loss before income taxes and equity in net income of unconsolidated investments	Income tax (benefit) expense	Effective income tax rate
Three months ended September 30, 2025
As reported	$(239,146)	$(30,565)	12.8%
Non-recurring, other unusual and non-operating pension and OPEB items	181,424	1,210
As adjusted	$(57,722)	$(29,355)	50.9%

Three months ended September 30, 2024
As reported	$(1,178,846)	$110,853	(9.4)%
Non-recurring, other unusual and non-operating pension and OPEB items	858,852	(69,575)
As adjusted	$(319,994)	$41,278	(12.9)%

Nine months ended September 30, 2025
As reported	$(267,083)	$(449)	0.2%
Non-recurring, other unusual and non-operating pension and OPEB items	202,805	11,789
As adjusted	$(64,278)	$11,340	(17.6)%

Nine months ended September 30, 2024
As reported	$(1,840,552)	$76,472	(4.2)%
Non-recurring, other unusual and non-operating pension and OPEB items	1,227,924	25,642
As adjusted	$(612,628)	$102,114	(16.7)%